Exhibit 10.3

Wells Fargo Retail Finance One Boston Place, 18th Floor Boston, MA 02108 617 854 7235 617 523 4029 Fax

January 11, 2005

Ultimate Electronics, Inc.

321 West 84th Avenue

Thornton, Colorado  80260

1.             COMMITMENT

We are pleased to advise you of the several commitments, subject to the terms and conditions hereof, of (a) Wells Fargo Retail Finance, LLC (“WFRF”) to provide $113,000,000 in Debtor In Possession financing in favor of Ultimate Electronics, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Borrower”), consisting of a senior secured revolving credit facility in the amount of $100,000,000 (the “Revolving Credit Facility”) and a tranche B term loan in the amount of $13,000,000 (the “Tranche B Term Loan”) and (b) Mark J. Wattles or an entity designated by him (“Wattles” and, together with WFRF, the “Lenders”) to provide a $5,547,500 tranche C term loan (the “Tranche C Term Loan” and, together with the Revolving Credit Facility and the Tranche B Term Loan, the “Facility”), all as contemplated on the Summary of Terms and Conditions (the “Term Sheet”) annexed to this letter as EXHIBIT A.  The commitments of the Lenders herein are several and neither lender shall have any obligation for the commitment of the other Lender.

2.             AGENT

WFRF will act as Administrative Agent (and is referred to herein in such capacities as the “Agent”) for itself and the other Lenders.

3.             SYNDICATION

WFRF will act as the exclusive syndication manager for the Facility and, in such capacity, will perform the duties and exercise the authority customarily associated with such role.  No additional agents, arrangers or syndication managers will be appointed with respect to the arrangement and syndication of the Facility without the consent of WFRF.  WFRF, in its sole discretion, but in consultation with the Borrower, will manage all aspects of the syndication of the Facility, including the selection of lenders, the determination of when to approach potential lenders, the title and roles given various lenders in the syndicate, and the final allocation of the commitments among the lenders.  WFRF shall, in all events, have the final say concerning all aspects of the syndication.

The Borrower will assist WFRF in achieving a timely syndication, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower’s senior officers on the one hand, and prospective lenders, on the other hand, at such times and places as WFRF may reasonably request; (b) providing WFRF with all such financial and other information in the Borrower’s possession with respect to the Borrower and the transactions contemplated by this letter, including but not limited to financial projections and forecasts relating to the foregoing which WFRF reasonably may request from time to time; and (c) assistance in the preparation of marketing materials to be used in connection with the syndication.  You expressly permit WFRF to distribute any and all documents and information relating to the transactions contemplated hereby and received from you to any potential Lender, participant or assignee.  Following the closing of the Facility, WFRF  may publicize information in respect of the Facility (including WFRF’s role in the structuring and financing thereof) subject to your prior reasonable approval of the form and content thereof.

4.             CONDITIONS

The commitments of WFRF, as expressed in this letter, are subject to those conditions set forth on the Term Sheet and the funding of the Tranche C Term Loan by Wattles.  The commitments of Wattles, as expressed in this letter, are subject to those conditions set forth on the Term Sheet and the contemporaneous funding of the Tranche B Term Loan by WFRF and the portion of the Revolving Credit Facility to be borrowed on the Closing Date.

5.             INDEMNIFICATION

Whether or not the Facility contemplated hereby is established, the Borrower agrees to indemnify and hold harmless WFRF and the Lenders, the Agent, any participants, and their respective directors, officers, employees, affiliates, agents, attorneys, accountants, consultants and each other entity, if any, who controls any of the foregoing, and to hold such persons and entities (each, an “Indemnified Person”) harmless from and against all losses, claims, damages, liabilities and expenses, joint or several, to which any such person or entity may become subject arising out of or in connection with this letter, the Term Sheet, the Facility, the use of proceeds of the extensions of credit thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, the foregoing indemnification shall not be available, as to any Indemnified Person, on account of or in respect to any losses, claims, liabilities, damages and expenses to the extent resulting from the gross negligence or bad faith of the Indemnified Person or with respect to a claim by one Indemnified Person against another Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability to the maximum amount legally permissible.  The Borrower also agrees that neither any Indemnified Person, nor any of their respective affiliates, partners, directors, agents, employees or controlling persons, shall have any liability to the Borrower, any person asserting claims on behalf or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to herein or in the loan documentation except to the extent that there is a final determination made in a judicial proceeding (in which WFRF and such Indemnified Party have had an opportunity to be heard), which determination includes a specific finding that the losses, claims, damages, liabilities or expenses incurred by the Borrower resulted from the gross negligence or bad faith of such Indemnified Person.

Neither the Borrower nor any Indemnified Person shall be liable for any indirect, special, punitive, or consequential damages in connection with or arising out of this letter or the transactions contemplated hereby.  This indemnification shall survive any closing of the Facility.

6.             REIMBURSEMENT

The Borrower shall reimburse WFRF and Wattles from time to time on demand for reasonable and documented third party out-of-pocket expenses (including, but not limited to, reasonable expenses of due diligence investigation, reasonable syndication expenses, reasonable travel expenses and reasonable fees, disbursements and charges of its counsel), in each instance incurred in connection with the Facility and the preparation of this letter, the Term Sheet and the definitive documentation for the Facility, whether or not the transactions are closed, unless the failure to close the Facility results solely and directly from a breach of WFRF’s obligations hereunder, in which event WFRF shall be responsible for the payment of its own expenses.

7.             CLOSING

This letter shall terminate unless accepted by the Borrower on or before 5:00 p.m. (Boston time) on January 11, 2005 by signing below and returning this letter to WFRF, together with a Commitment Acceptance Fee in the amount of $125,000.  The Commitment Acceptance Fee shall be for the sole account of WFRF and shall be in addition to all other fees and expenses payable to WFRF and the other Lenders pursuant the Term Sheet.  By its execution below, the Borrower authorizes and directs WFRF to charge the Borrower’s accounts maintained with WFRF for the amount of the Commitment Acceptance Fee.

8.             NONTRANSFERABILITY OF COMMITMENT

The identity of the Borrower is of material importance to the Agent and WFRF.  Consequently, this commitment may not be assigned or transferred by the Borrower.  WFRF may assign its obligations under this commitment to any present or future affiliate of WFRF or the Agent.

9.             NON-DISCLOSURE OF COMMITMENT; EXCLUSIVE DEALINGS

Prior to its acceptance of this Commitment Letter, the Borrower shall maintain as confidential the terms and conditions of this letter and the Term Sheet and the terms, conditions, provisions and documentation of the Facility.  Notwithstanding the foregoing, this letter and the Term Sheet may be disclosed to (a) the employees and affiliates of the Borrower and its accountants, financial advisors and counsel or  (b) as may be required by law.  The failure to comply with the foregoing provisions shall automatically terminate any and all obligations of WFRF with respect to the financing contemplated hereunder.

10.          GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

This letter is a contract under the laws of the State of New York and shall be construed in accordance with and be governed by the laws of the State of New York.

The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to this letter or the Facility may be brought in the Courts of the State of New York or any federal court sitting therein, as the Agent or WFRF as applicable, may elect in its sole discretion.  By acceptance of this letter, the Borrower for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.  The Borrower Waives any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under or with respect to this letter or the Facility and consents to the granting of such legal or equitable remedy as is deemed appropriate by the relevant Court.  The Borrower further agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this letter or the Facility shall be brought solely in the Courts of the State of New York or any federal court sitting therein, and that such Courts shall have exclusive jurisdiction with respect to any action.

When accepted, this letter constitutes the entire agreement between the Agent, WFRF, Wattles, and the Borrower concerning the Facility and replaces all prior understandings, statements and negotiations.  This letter may be executed in one or more counterparts, each of which may be delivered by telecopier.

The Borrower makes each of the following waivers knowingly, voluntarily, and intentionally, and each understands that the Agent, WFRF and Wattles, in providing this letter are each relying on such waivers.

THE BORROWER WAIVES THE FOLLOWING:

THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE BORROWER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR

CONTROVERSY IS INITIATED BY OR AGAINST THE BORROWER OR IN WHICH THE BORROWER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR WFRF OR WATTLES.

[Remainder of Page Intentionally Left Blank]

If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to the Agent.

Very truly yours,

WELLS FARGO RETAIL FINANCE, LLC, individually and as Agent

By:	/s/Timothy R. Tobin
Title: Senior Vice President

/s/ Mark J. Wattles
Mark J. Wattles

The foregoing is agreed to:

ULTIMATE ELECTRONICS, INC

By:	/s/ David A. Carter
Title: Chief Financial Officer
Dated: January 11, 2005